[LOGO] ROBERT C. HACKNEY
                         PROFESSIONAL LIMITED COMPANY
                       ATTORNEYS AND COUNSELORS AT LAW
                        Desantis Professional Building
                      11891 U.S. Highway One, Suite 100
                       North Palm Beach, Florida 33408
                                (561) 776-8600
                              Fax (561) 622-2841


                                October 7, 2003



Mr. H. Christopher Owings, Assistant Director
US Securities and Exchange Commission
450 Fifth St. NW
Washington, D.C.  20549-0308


          RE:     American Sports Development Group, Inc.
                  Registration Statement Form SB-2
                  File No. 333-101544


Dear Mr. Owings;

Pursuant to 17 CFR Section 230.259, the above-captioned corporation requests approval for the withdrawal of its Registration Statement effective immediately. The Registrant hereby confirms that none of the securities offered by means of the Registration Statement have been sold.

Very truly yours,

   /s/Robert C. Hackney

Robert C. Hackney
on behalf of American Sports Development Group, Inc.

cc:     William R. Fairbanks